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Exhibit 99(a)(5)(10)

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.
Patrick J. Dirk, President & CEO
Dennis C. Fairchild, Senior VP & CFO
Myra K. Erickson, Investor Relations
(949) 250-3280
www.troygroup.com

TROY ANNOUNCES FILING OF UPDATED VALUATION REPORT

SANTA ANA, Calif.—(BUSINESS WIRE)—January 7, 2005 -TROY Group, Inc. (NASDAQ: TROY) announced today that, in connection with its proposed merger with Dirk, Inc., a corporation controlled by Patrick J. Dirk, the Chairman of TROY, and his family members, an updated valuation report for the Company has been prepared and filed with the Securities and Exchange Commission.

In light of the projected decline in the volume of checks and the expected impact of this decline on the Company's forecasts, the special committee of directors formed in connection with the proposed merger requested that its financial advisor prepare an update to the original valuation report prepared in May 2004 to reflect this current information. This updated valuation report reflects a weighted average resulting value for the Company of $2.56 per share. A copy of such updated valuation report has been filed with the Securities and Exchange Commission as an exhibit to the Company's Schedule 13E-3 and is publicly available on the Commission's Web site at www.sec.gov.

At the special meeting held on November 9, 2004, the Company's stockholders approved the merger agreement and related merger with Dirk, Inc., pursuant to which Mr. Dirk and his family would acquire the outstanding shares of TROY common stock that they do not already own at a price of $3.06 per share. However, the obligation of Dirk, Inc. to complete the merger is subject to the satisfaction or waiver of certain conditions, including the exercise of appraisal rights by holders of no more than 5% of the outstanding shares. Following the special meeting, it was determined that holders of more than 5% of the outstanding shares had asserted appraisal rights. As a result, Dirk, Inc. has the right under the merger agreement to terminate the merger agreement and the related merger and has notified the Company that it intends to do so unless, by January 18, 2005, it has resolved these appraisal claims on satisfactory terms.

About TROY Group

TROY Group, Inc. ("TROY") offers a full range of products to its customers in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions. Secure Payment Systems include Security Printing Solutions which enable the secure printing and management of checks, and Financial Service Solutions which enable secure electronic payments. Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. TROY distributes products to major corporations, banks, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

This press release contains certain forward-looking statements of TROY (statements that are not historical fact). These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should, and the negative of these terms or other similar expressions. These statements, including statements regarding the projected decline in the use of checks, completion of the merger and the ability of TROY to achieve projections, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the demand for checks and other printed financial documents, market acceptance of products incorporating wireless printing technologies, our ability to enhance existing products and develop new products, the number of stockholders who properly exercise and fail to withdraw appraisal claims, our ability to hire and retain qualified management, technology and other personnel, impact of competition from existing and new technologies and companies, the costs and impact of current litigation and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange. Statements included in this news release are based upon information known to TROY as of the date of this release, and TROY assumes no obligation to update information contained in this news release.

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  Exhibit 99(a)(5)(10)
TROY ANNOUNCES FILING OF UPDATED VALUATION REPORT